ACCEPTANCE INSURANCE COMPANIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
Cash flows from operating activities:			
Net loss	$ (9,069)	$ (28,849)	$ (35,958)
Adjustments to reconcile net loss to net cash from operating activities:			
Depreciation and amortization	8,691	6,472	5,868
Write-off of excess of cost over acquired net assets	-	9,910	-
Deferred tax benefit	(4,501)	(8,016)	(9,791)
Policy acquisition costs incurred	(6,454)	(30,849)	(73,060)
Amortization of deferred policy acquisition costs	13,673	41,125	76,558
Realized capital gains	(3,394)	(2,120)	(10,203)
Increase (decrease) in cash attributable to changes in assets and liabilities:			
Receivables	(61,128)	46,665	(31,419)
Income tax receivable	-	14,177	2,703
Reinsurance recoverable on unpaid losses and loss adjustment expenses	(83,756)	118,558	(263,768)
Prepaid reinsurance premiums	(22,085)	43,574	21,775
Losses and loss adjustment expenses	18,388	(163,486)	282,650
Unearned premiums	(114)	(93,166)	(18,820)
Amounts payable to reinsurers	19,696	(33,806)	13,384
Accounts payable and accrued liabilities	16,686	(3,443)	17,937
Other, net	3,160	(2,668)	1,293
Net cash from operating activities	(110,207)	(85,922)	(20,851)
Cash flows from investing activities:			
Proceeds from sales of investments available-for-sale	374,171	168,503	234,287
Proceeds from sales of short-term investments	14,927	73,521	19,882
Proceeds from maturities of investments available-for-sale	5,034	18,779	46,085
Proceeds from maturities of short-term investments	18,485	1,357	8,274
Proceeds from sale of subsidiaries, net of cash sold	20,182	8,998	21,591
Purchases of investments available-for-sale	(242,928)	(148,695)	(196,101)
Purchases of short-term investments	(54,128)	(99,516)	(27,375)
Change in restricted short-term investments	5,190	(1,700)	(31,350)
Cash paid in acquisition	(27,400)	-	-
Other, net	5,419	(2,455)	(6,826)
Net cash from investing activities	118,952	18,792	68,467
Cash flows from financing activities:			
Repayments of bank borrowings	-	-	(15,000)
Proceeds from issuance of common stock	534	201	286
Net cash from financing activities	534	201	(14,714)
Net increase (decrease) in cash and short-term investments	9,279	(66,929)	32,902
Cash and short-term investments at beginning of year	38,795	105,724	72,822
Cash and short-term investments at end of year	$ 48,074	$ 38,795	$ 105,724

The accompanying notes are an integral part of the consolidated financial statements.